Exhibit 99.6
Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K
The director offer and acceptance letters dated April 1, 2010 are substantially identical in all material respects except as to the name of the director and the offer dates of each director.

Director	Offer Date
Tim Hudson	April 1, 2010
Michael Rudolph	April 1, 2010
Lihua Zhang	April 1, 2010
Ray Hsu	May 1, 2010
The text of the director offer and acceptance letter is incorporated by reference from Exhibit 10.1 to China Redstone Group’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2010.